Exhibit 99.1

GAIN Capital Announces Monthly Metrics for September 2013

Bedminster, New Jersey (October 10, 2013) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of September 2013. These metrics include 7 days of operations of Global Futures & Forex Ltd (GFT), which was acquired by GAIN Capital on September 24, 2013.

Retail metrics

•	Retail OTC trading volume[1] of $129.9 billion, an increase of 5.5% from August 2013 and an increase of 45.0% from September 2012.

•	Average daily retail OTC trading volume of $6.2 billion, an increase of 10.5% from August 2013 and an increase of 38.0% from September 2012.

•	Active retail OTC accounts[2] of 105,536, an increase of 61.6% from August 2013 and an increase of 78.4% from September 2012.

•	Futures Daily Average Revenue Trades[3] (DARTs) of 11,354, a decrease of 17.6% from August 2013 and a decrease of 8.1% from September 2012.

•	Total funded accounts[4] of 131,068, an increase of 38.9% from August 2013 and an increase of 59.0% from September 2012.

Institutional metrics

•	Total institutional trading volume[5] of $278.9 billion, an increase of 3.1% from August 2013 and an increase of 51.6% from September 2012.

•	Average daily institutional volume of $13.3 billion, an increase of 8.1% from August 2013 and an increase of 36.6% from September 2012.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

1U.S. dollar equivalent of notional amounts traded
2Retail OTC accounts that executed a transaction during the month
3Average daily trades transacted by OEC customers
4Retail accounts that maintained a cash balance
5U.S. dollar equivalent of notional amounts traded

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN's innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.

GAIN's businesses include FOREX.com, which provides retail traders around the world access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices; GTX, a fully independent FX ECN for hedge funds and institutions; OEC, an innovative online futures broker; and GAIN Securities, Inc. (member FINRA/SIPC), a licensed U.S. broker-dealer.

GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com